UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 11, 2017

HOMESTREET, INC.
(Exact name of registrant as specified in its charter)

Washington	001-35424	91-0186600
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
601 Union Street, Ste. 2000, Seattle, WA 98101
(Address of principal executive offices) (Zip Code)
(206) 623-3050
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

[x]	Emerging growth Company

[x]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 12(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 12, 2017, HomeStreet, Inc. (the “Company”) issued a press release announcing that it had appointed Mark R. Ruh as the Company’s Executive Vice President and Chief Financial Officer effective as of September 11, 2017. Mr. Ruh has been serving as the Company’s Interim Chief Financial Officer since April 24, 2017 and has also served as the Company’s Senior Vice President Corporate Development & Strategic Investments since January 2017.

Pursuant to an employment agreement entered into between the Company and Mr. Ruh on September 11, 2017 (the “Employment Agreement”), Mr. Ruh will be entitled to an annual base salary not less than $315,000, a short term cash incentive plan with a targeted bonus equal to 45% of his annual salary and a maximum incentive bonus equal to 67.5% of annual base salary, an annual equity incentive grant to be granted in January 2018 which will have a value equal to 45% of annual base salary on the date such award is granted, one half of which will be granted as restricted stock units vesting ratably on an annual basis for three years following the date of grant and one half of which will be granted as a performance award to vest three years after the date of grant based on performance measures determined by the Board of Directors. After 2018, Mr. Ruh will be entitled to receive annual equity awards consistent with appropriate market compensation levels as determined by the Board or the Human Resources and Corporate Governance Committee of the Board. Mr. Ruh will also receive a one-time equity award of restricted stock units granted effective as of his appointment to Chief Financial Officer and having an aggregate fair value of $100,000 on the grant date, which award will vest in three equal annual installments beginning on the first anniversary of the date of such grant.

In the event of a termination of Mr. Ruh’s employment by the Company without cause or a resignation by Mr. Ruh for good reason, other than in the event of a Change of Control (as defined in the Employment Agreement), Mr. Ruh would be entitled to a severance payment equal to two times his base salary and two times the greater of his last incentive bonus or the then-current year target incentive payment under the Employment Agreement as well as accelerated vesting of all unvested equity grants held by Mr. Ruh at the time of his termination or resignation. In the event of a termination by the Company or its successor in interest without cause or a resignation by Mr. Ruh for good reason within twelve months after a Change of Control or 90 days before, Mr. Ruh would receive two times his then current salary plus an amount equal to the greater of his last annual bonus or target incentive compensation for the year. Mr. Ruh will also receive reimbursement of certain relocation expenses under the Employment Agreement (including taxes and gross up amounts for taxes relating to such relocation expenses). The reimbursement of relocation expenses is subject to a pro rata repayment if Mr. Ruh voluntarily separates from the Company or is terminated for Cause (as defined in the Employment Agreement) during the two year period following the date of the Employment Agreement.

The foregoing description is qualified by reference to the Employment Agreement, a copy of which is being filed as an exhibit to this Current Report on Form 8-K as Exhibit 10.1.

On April 24, 2017, Mr. Ruh took on the role of interim Chief Financial Officer for HomeStreet. Prior to joining HomeStreet in January 2017 as Senior Vice President, Corporate Development & Strategic Investments, Mr. Ruh was a Managing Director at Commerce Street Investment Management in Dallas, Texas. Previously, he served as the Chief Financial Officer of Mission Community Bancorp in San Luis Obispo, California from 2011 to 2012, and was a director of Mountain Commerce Bancorp in Knoxville, Tennessee from 2016 to 2017. Earlier in his career, Mr. Ruh served as a Vice President at Castle Creek Capital LLC in Rancho Santa Fe, California, and was the President & COO of White River Capital, Inc. in Indianapolis, Indiana. He also served five years in the United States Navy as a nuclear submarine officer. Mr. Ruh holds a Bachelor of Science degree in Industrial Engineering from The Pennsylvania State University and two degrees from Northwestern University - an MBA (Kellogg School of Management) and a Masters of Engineering Management.

There are no family relationships between Mr. Ruh and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Exhibits
Exhibit No.	Description

10.1	Employment Agreement between HomeStreet, Inc. and Mark R. Ruh dated September 11, 2017

99.1	Press Release issued by HomeStreet, Inc. on September 12, 2017, regarding its appointment of certain officers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2017.

HomeStreet, Inc.
By: /s/ Godfrey B. Evans
Godfrey B. Evans
Executive Vice President, Chief Administrative
Officer, General Counsel and Corporate Secretary